Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-167383 of our report dated March 1, 2010 (June 7, 2010 as to Note 18) relating to the consolidated financial statements of Carmike Cinemas, Inc. and subsidiaries (the “Company”) appearing in the Company’s Current Report on Form 8-K dated June 7, 2010, and our report dated March 1, 2010 on the effectiveness of the Company’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

August 12, 2010